Exhibit 15.2

Date: April 25, 2024

So-Young International Inc.

Tower E, Ronsin Technology Center

Chaoyang District, Beijing

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference to our firm and the summary of our opinion under the headings, “Item 3. Key Information—C. Risk Factors—Risks Related to Our Corporate Structure”, “Item 4. Information on the Company—B. Business Overview—Regulations”, “Item 4. Information on the Company—C. Organizational Structure” and “Item 10. Additional Information—E. Taxation—Taxation in Mainland China” in So-Young International Inc.’s Annual Report on Form 20-F for the year ended December 31, 2023 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2023, and further consent to the incorporation by reference of the summary of our opinion under these headings into the Registration Statement on Form S-8 (File No. 333-232109, No. 333-259708 and No. 333-271101). We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ CM Law Firm

CM Law Firm